UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 11, 2010

EAST WEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24939	95-4703316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

135 North Los Robles Avenue, 7th Floor Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code)	(626) 768-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On June 14, 2010, East West Bancorp, Inc (the “Company”) filed a Current Report on Form 8-K to report that its wholly owned subsidiary, East West Bank (the “Bank”) , had entered into a definitive agreement with the Federal Deposit Insurance Corporation ( the “FDIC”) on June 11, 2010, pursuant to which East West Bank acquired certain assets and assumed certain liabilities of Washington First International Bank (“WFIB”), a Washington state-chartered bank based in the Seattle, Washington area (the “WFIB Acquisition”). This amendment is being filed to update the disclosures in Item 2.01 and to provide financial information required by Item 9.01.

In accordance with the guidance provided in Staff Accounting Bulletin (“SAB”) Topic 1:K, “Financial Statements of Acquired Troubled Financial Institutions” (“SAB 1:K”) and a request for relief submitted to the Securities and Exchange Commission, the Company has omitted certain financial information of WFIB required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the WFIB Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Item 2.01                      Completion of Acquisition or Disposition of Assets

Effective June 11, 2010, the Bank acquired certain assets and assumed certain liabilities of WFIB from the FDIC as receiver for WFIB, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on June 11, 2010 (the “Purchase and Assumption Agreement”).

Under the terms of the Purchase and Assumption Agreement, the Bank acquired certain assets of WFIB with an estimated fair value of $492.6 million and assumed liabilities with an estimated fair value including tax liability of $481.3 million. A summary of the estimated fair value of assets acquired and liabilities assumed from the FDIC is as follows:

June 11, 2010
(In thousands)

ASSETS ACQUIRED:
Cash and Cash Equivalents	$67,186
Investment Securities	37,532
Loans Covered By FDIC Loss Sharing (Gross Balance of $395,156; Net of Discount of $84,174)	310,982
Loans Not Covered By FDIC Loss Sharing	2,869
Core Deposit Intangible	3,065
FDIC Indemnification Asset	41,131
Other Real Estate Owned Covered, Net	23,443
Other Assets	6,380

Total Assets Acquired	492,588

LIABILITIES ASSUMED:
Deposits	395,910
Federal Home Loan Bank Advances	65,348
Securities Sold Under Repurchase Agreements	1,937
Deferred Tax Liability	8,189
Other Liabilities	9,917

Total Liabilities Assumed	481,301

NET ASSETS ACQUIRED (AFTER-TAX GAIN)	$11,287

     The net gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer's bid, the FDIC may be required to make a cash payment to the acquirer. The Bank received a cash payment from the FDIC for $51.4 million. In the WFIB acquisition, the book value of gross assets transferred to the Bank was $486.3 million. The pre-tax gain of $19.5 million or the after-tax gain of $11.3 million recognized by the Company is considered a bargain purchase transaction under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ (“ASC”) Topic 805, “Business Combinations,” since the total acquisition-date fair value of the identifiable net assets acquired exceeded the fair value of the consideration transferred. The gain was recognized as non-interest income in the Company’s unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2010.

The fair values of the assets acquired and liabilities assumed were determined based on the requirements of FASB ASC Topic 820, “Fair Value Measurements and Disclosures.” The Statement of Assets Acquired and Liabilities Assumed by the Bank, dated as of June 11, 2010, and the accompanying notes thereto, are attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Audited Statement”). The foregoing fair value amounts are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. Management does not believe these would have a material impact on the fair value. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the Purchase and Assumption Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of WFIB not assumed by the Bank and certain other types of claims listed in the Purchase and Assumption Agreement. The disclosures set forth in this Item 2.01 reflect the status of these items to the best of management’s knowledge as of August 27, 2010.

As part of the Purchase and Assumption Agreement, the Bank and the FDIC entered into shared-loss agreements, whereby the FDIC will cover 80% of any future losses on loans (and related unfunded loan commitments), other real estate owned (“OREO “) and accrued interest on loans for up to 90 days. We refer to the acquired loans and OREO subject to the shared-loss agreements collectively as “covered assets.” Under the terms of the shared-loss agreements, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on covered assets. The shared-loss agreements for commercial and single family residential mortgage loans are in effect for 5 years and 10 years, respectively, from the June 11, 2010 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.

Forty-five days following the tenth anniversary of the WFIB Acquisition date, the Company is required to pay to the FDIC 50% of the excess, if any of (i) 20% of the Intrinsic Loss Estimate over (ii) the sum of (A) 25% of the asset discount plus (B) 25% of the Cumulative Shared-Loss Payments plus (C) the Cumulative Servicing Amount if net losses on covered loans subject to the stated threshold is not reached. As of June 11, 2010, the estimate of this liability for WFIB was $7.0 million. This estimated liability of $7.0 million is included in other liabilities on the Audited Statement.

The Bank is subject to certain servicing procedures as specified in the shared-loss agreements with the FDIC. The expected net reimbursements under the shared-loss agreements were recorded at their estimated fair value of $41.1 million on the acquisition date.

The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of WFIB as part of the Purchase and Assumption Agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of these options expires 90 days after June 11, 2010, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date. Currently all banking facilities and equipment are being leased from the FDIC on a month-to-month basis.

The foregoing summary of the Purchase and Assumption Agreement, including the shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Purchase and Assumption Agreement and certain exhibits attached thereto, a copy of which is filed as Exhibit 2.1 to this Amendment and is incorporated herein by reference.

Item 9.01                      Financial Statement and Exhibits

(a)           Financial Statements of Businesses Acquired and Exhibits

Discussion

As set forth in Item 2.01 above, on June 11, 2010, the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of WFIB pursuant to the Purchase and Assumption Agreement with the FDIC. A narrative description of the anticipated effects of the acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission, and the Audited Statement, which is attached hereto as Exhibit 99.1.

The WFIB Acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also affect the Bank’s cash flows and operating results.

The Company has determined that the acquisition of the net assets of WFIB constitutes a business acquisition as defined by FASB ASC Topic 805. Accordingly, the assets acquired and liabilities assumed as of June 11, 2010 are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the WFIB Acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in ongoing discussions that may affect which assets and liabilities are ultimately acquired or assumed by the Bank. Management does not believe these would have a material impact on the fair value.

Financial Condition

In the WFIB Acquisition, the Bank purchased $311.0 million in loans covered by the loss-share agreements at estimated fair value, net of an $84.2 million discount. The Bank also purchased $2.9 million of consumer loans that are not covered under the loss-share agreements. These amounts represent approximately 2.3% of the Company’s total loans receivable (net of the allowance for loan losses) as of June 30, 2010. Other real estate acquired was $23.4 million at estimated fair value. The Bank recorded an $11.3 million net after-tax gain, an FDIC indemnification asset of $41.1 million and a $3.1 million core deposit intangible in connection with this transaction.

The Bank acquired $67.2 million in cash and cash equivalents, which included a cash payment from the FDIC for $51.4 million. Also acquired was $37.5 million in investment securities at estimated fair value.

Investment Portfolio

The Bank acquired $37.5 million of investment securities at estimated fair value in the WFIB Acquisition. The acquired securities were predominantly municipal securities, U.S. Government agency and U.S. Government sponsored enterprise debt securities, corporate debt securities, U.S. Government agency and U.S. Government sponsored enterprise mortgage-backed securities, U.S. Treasury securities and debt issued by foreign governments.

The following table present the composition of the investment securities portfolio acquired as of June 11, 2010:

June 11, 2010
(In thousands)

Municipal securities	$14,595
U.S. Government agency and U.S. Government sponsored enterprise
debt securities	8,061
Corporate debt securities	6,858
U.S. Government agency and U.S. Government sponsored enterprise
mortgage-backed securities	3,401
U.S Treasury securities	2,017
Debt issued by foreign governments	1,540
Other securities	1,060

Total investment securities	$37,532

In addition, the Company also acquired $2.7 million in Federal Home Loan Bank (“FHLB”) stock.

Investment securities have contractual terms to maturity and require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because obligors and/or issuers may have the right to call or prepay obligations with or without call or prepayment penalties. The estimated fair value of investment securities as of June 11, 2010 is shown below by contractual maturity:

June 11, 2010
(In thousands)

Due within one year	$6,542
Due after one year but within five years	18,312
Due after five years but within ten years	6,289
Due after ten years	6,389

Total investment securities	$37,532

Subsequent to June 11, 2010, $26.1 million of investment securities were sold with a net loss of $47 thousand.

Loans

The following table presents the balance of each major category of loans acquired in the WFIB Acquisition as of June 11, 2010:

	June 11, 2010
		% of Total
		Loans Covered
		by FDIC Loss
	Amount	Sharing
	(Dollars in thousands)

Real estate loans:
Residential single-family	$23,148	5.9%
Residential multifamily	29,449	7.5%
Commercial and industrial business	147,181	37.2%
Construction	80,136	20.2%

Total real estate loans	279,914	70.8%

Other loans:
Commercial business	109,222	27.6%
Other consumer	6,020	1.6%

Total other loans	115,242	29.2%

Total loans covered by FDIC loss sharing, gross	395,156	100.0%
Total discount resulting from acquisition date fair value	(84,174)

Total loans covered by FDIC loss sharing, net	$310,982

The Bank also acquired other real estate owned with a fair value of $23.4 million. The Bank refers to the loans and other real estate owned acquired in the WFIB Acquisition as “covered assets” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the shared-loss agreements. Additionally, $2.9 million of non-impaired consumer loans were acquired that are not subject to the shared-loss agreements.

At the June 11, 2010 acquisition date, the Bank estimated the fair value of the WFIB Acquisition loan portfolio at $313.9 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the estimated life of the loans using the effective-yield method. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the non-accretable difference.

The non-accretable difference represents an estimate of the credit risk in the WFIB Acquisition loan portfolio at the acquisition date. The credit risk is not reflected in the allowance for loan losses.

As part of the loan portfolio fair value estimation, the Bank established the FDIC indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC. The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss-sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

Covered loans under the shared-loss agreements with the FDIC are reported in loans exclusive of the estimated FDIC indemnification asset. The covered loans acquired in the WFIB Acquisition transaction are and will continue to be subject to the Bank’s internal credit review. As a result, if and when credit deterioration is noted subsequent to the June 11, 2010 acquisition date, such deterioration will be measured through the Bank’s loss reserving methodology and a provision for loan losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the FDIC indemnification asset.

A summary of the covered loans (excluding OREO) acquired in the WFIB Acquisition as of June 11, 2010 and the related discount is as follows:

	June 11, 2010
	Credit
	Impaired	Other
	Loans	Loans	Total
	(In thousands)

Real estate loans:
Residential single-family	$184	$22,964	$23,148
Residential multifamily	-	29,449	29,449
Commercial and industrial business	5,539	141,642	147,181
Construction	50,923	29,213	80,136

Total real estate loans	56,646	223,268	279,914

Other loans:
Commercial business	16,047	93,175	109,222
Other consumer	-	6,020	6,020

Total other loans	16,047	99,195	115,242

Total loans covered by FDIC loss sharing, gross	72,693	322,463	395,156
Total discount resulting from acquisition date fair value	(28,564)	(55,610)	(84,174)

Total loans covered by FDIC loss sharing, net	$44,129	$266,853	$310,982

Credit-impaired covered loans are those loans showing evidence of credit deterioration since origination and it is probable, at the date of acquisition, that the Bank will not collect all contractually required principal and interest payments. Generally, the acquired loans that meet the Bank’s definition for non-accrual status or adverse loan classification fall within the definition of credit-impaired covered loans.

The undiscounted contractual cash flows for the covered credit-impaired loans and covered other loans are $79.8 million and $388.8 million, respectively. The undiscounted estimated cash flows not expected to be collected for the covered credit-impaired loans and covered other loans are $28.7 million and $46.0 million, respectively.

The accretable yield on covered loans represents the amount by which the undiscounted expected cash flows exceed the estimated fair value. At June 11, 2010, total accretable yield on credit-impaired loans and other loans was approximately $8.2 million and $76.5 million respectively. Credit-impaired loans and other covered loans are reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from non-accretable difference to accretable yield.

Contractual Maturity of Loan Portfolio

The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of June 11, 2010. The amounts shown in the table are unpaid balances.

	June 11, 2010
		After One Year
	Within	But Within	More Than
	One Year	Five Years	Five Years	Total
	(In thousands)

Real estate loans:
Residential single-family	$3,610	$1,729	$17,809	$23,148
Residential multifamily	5,842	8,972	14,635	29,449
Commercial and industrial business	24,970	83,219	38,992	147,181
Construction	73,636	3,962	2,538	80,136

Total real estate loans	108,058	97,882	73,974	279,914

Other loans:
Commercial business	65,397	29,138	14,687	109,222
Other consumer	2,263	2,327	4,299	8,889

Total other loans	67,660	31,465	18,986	118,111

Total loans	$175,718	$129,347	$92,960	$398,025

Total fixed rate loans	$81,871	$44,624	$10,026	$136,521
Total variable rate loans	93,847	84,723	82,934	261,504

Total loans	$175,718	$129,347	$92,960	$398,025

Deposits

The WFIB Acquisition increased the Bank’s deposits by $395.9 million as of June 11, 2010. The following table presents a summary of the deposits acquired and the weighted-average interest rates in effect at the acquisition date:

	June 11, 2010
		Weighted-
		Average
	Amount	Rate
	(Dollars in thousands)

Noninterest-bearing	$41,448	-
Interest checking	15,363	0.56%
Money market	24,109	0.83%
Savings	14,834	0.66%
Time deposits:
Less than $100,000	97,408	1.95%
$100,000 or greater	200,995	2.21%
Time deposits fair value adjustment:
Less than $100,000	468
$100,000 or greater	1,285

Total deposits	$395,910

       As of June 11, 2010, scheduled maturities of time deposits were as follows:

Year of Maturity	June 11, 2010
(In thousands)

2010	$133,622
2011	139,256
2012	21,845
2013	2,898
2014 and thereafter	782

Total time deposits	$298,403

Core Deposit Intangible

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Bank applied FASB ASC Topic 805, which prescribes the accounting for intangible assets, such as core deposit intangibles, in a business combination. The Bank estimated the fair value of the core deposit intangible asset at $3.1 million, which will be amortized based on the projected useful lives of the related deposits. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships and the maturities of time deposits under $100,000.
Borrowings

Federal Home Loan Bank Advances

As of June 11, 2010, there was $63.3 million principal balance of borrowings outstanding from the FHLB with a fair value of $65.3 million. As of this date, the FHLB advances were mainly comprised of $30.0 million in putable advances, $29.0 million in cash management advances and $4.3 million of other advances. As of June 30, 2010, all of the FHLB advances were paid off with a prepayment penalty of $2.0 million incurred, which was included in the fair value adjustment at the time of acquisition.

The following table summarizes the principal balance of FHLB advances outstanding and weighted-average interest rate by year of maturity as of June 11, 2010:

	June 11, 2010
		Weighted-
	Principal	Average
Year of Maturity	Balance	Rate
	(In thousands)

2010	$40,500	2.28%
2011	4,288	3.82%
2012	4,500	4.26%
2013	2,000	3.34%
2015	2,000	2.76%
2017	10,000	4.12%

Total FHLB advances	$63,288

Securities Sold Under Repurchase Agreements

At June 11, 2010, WFIB had securities sold under repurchase agreements with an estimated fair value of $1.9 million and a weighted-average interest rate of 0.95%.

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to the Company for a variety of reasons, including:

•           the ability to expand our presence domestically, primarily in the State of Washington; and

•	the opportunity to enhance income in a cost efficient and effective way.

Based on these and other factors, including the level of FDIC support related to the acquired loans and OREO, the Company believes that this acquisition will have an immediate positive impact on its earnings such as an increase in the Bank’s net interest margin and some efficiencies achieved through the elimination of duplicative operational processes.

The Company expects that the acquisition will positively affect its operating results in the near term. The Company believes that the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.

The extent to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the shared-loss agreements and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of FASB ASC Topic 310-30, “Receivables,” the estimated fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Bank’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the estimated fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date estimated fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below market rate of return.

FASB ASC Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination and acquired by completion of a transfer for which it is probable at acquisition, that the investor will be unable to collect all contractually required payments receivable. FASB ASC Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. On the acquisition date, the estimate of the contractual principal and interest payments for all credit-impaired loans acquired in the acquisition was $72.7 million and the estimated fair value of these loans was $44.1 million, net of a discount of $28.6 million resulting from acquisition date fair value adjustments. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the acquisition date.

On the acquisition date, the unpaid principal balance for all non credit-impaired loans acquired in the acquisition was $322.5 million and the estimated fair value of the loans totaled $266.9 million. The estimated fair value of non-impaired loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the acquisition date.

The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will affect cash flows. The shared-loss agreements may not fully offset the financial effects of such a situation. However, if a covered loan is subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the shared-loss agreements will cover a substantial portion of the loss associated with the covered asset.

The effects of the shared-loss agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers of the covered loans to make payments over time. As the shared-loss agreements cover up to a 10-year period, changing economic conditions will likely impact the timing and extent of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accretable to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources

The Bank believes that its liquidity position will be slightly enhanced as a result of this transaction. The Bank acquired $67.2 million in cash and cash equivalents, which included a cash payment from the FDIC for $51.4 million. The Bank also acquired $37.5 million of investment securities. These securities provide monthly cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Deposits in the amount of $395.9 million were assumed. Of this amount, $56.8 million were in the form of highly liquid transaction accounts. Certificates of deposit comprised $298.4 million, or 75%, of total deposits assumed. Through June 30, 2010, the Bank has retained substantially all of the deposits assumed.

Below are the Bank’s June 30, 2010 relevant regulatory ratios reflecting the WFIB Acquisition. The Bank remains “well-capitalized” after taking into consideration the results of the transaction:

Total Capital (to Risk-Weighted Assets)	18.7%
Tier 1 Capital (to Risk-Weighted Assets)	16.7%
Tier 1 Capital (to Average Assets)	9.3%

Financial Statements

        Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly owned subsidiary of East West Bancorp, Inc.) as of June 11, 2010 and the accompanying notes thereto.

The Company has omitted certain financial information of WFIB required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SEC Staff Accounting Bulletin 1:K, “Financial Statements of Acquired Troubled Financial Institutions” (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the WFIB Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(b)           Pro Forma Financial Information

Unaudited Pro Forma Results of Operations

The following table presents our unaudited pro forma results of operations for the six-month periods presented as if the WFIB acquisition had been completed on January 1, 2010 and January 1, 2009. The unaudited pro forma results of operations include the historical accounts of the Company and WFIB and pro forma adjustments as may be required, including the amortization of intangibles with definite lives and the amortization or accretion of any premiums or discounts arising from fair value adjustments for assets acquired and liabilities assumed. The unaudited pro forma information is intended for informational purposes only and is not necessarily indicative of our future operating results or operating results that would have occurred had these acquisitions been completed at the beginning of 2010 and 2009. No assumptions have been applied to the pro forma results of operations regarding possible revenue enhancements, expense efficiencies or asset dispositions.

	For the Six Months Ended
	June 30,
	2010	2009
	Combined	Combined
	(In thousands, except per share data)

Revenues (net interest income plus noninterest income)	$252,512	$75,410
Net earnings (loss) after extraordinary item	$33,648	$(124,291)

Net income (loss) per share after extraordinary item:
Basic	$0.17	$(2.57)
Diluted	$0.15	$(2.57)

Note: Extraordinary item only relates to June 2009 desecuritization.

(d)           Exhibits

Exhibit Number	Description

2.1
Purchase and Assumption Agreement - Whole Bank - All Deposits, among the Federal Deposit Insurance Corporation, Receiver of Washington First International Bank, Seattle, Washington, the Federal Deposit Insurance Corporation and East West Bank, dated as of June 11, 2010

23.1	Consent of KPMG LLP

99.1
Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at June 11, 2010
Notes to Statement of Assets Acquired and Liabilities Assumed at June 11, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           August 27, 2010

EAST WEST BANCORP, INC. (Registrant)

By:           /s/ IRENE H. OH
Irene H. Oh
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1
Purchase and Assumption Agreement - Whole Bank - All Deposits, among the Federal Deposit Insurance Corporation, Receiver of Washington First International Bank, Seattle, Washington, the Federal Deposit Insurance Corporation and East West Bank, dated as of June 11, 2010

23.1	Consent of KPMG LLP

99.1
Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at June 11, 2010
Notes to Statement of Assets Acquired and Liabilities Assumed at June 11, 2010